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SHARE PURCHASE AND SALE AGREEMENT

This share purchase and sale agreement (“Agreement”) is made by and among:
AFRICAN INTERNATIONAL ENERGY PLC, a company incorporated under the laws of England and Wales (Reg. No. 7576612), with registered offices at Thames House, Esher, Surrey, KT10 9AD, England, United Kingdom (hereinafter referred to as the “Purchaser”, or any qualified nominee company thereof that is properly notified to Sellers at least five Business Days prior to Closing);
FOREST OIL CORPORATION, a company incorporated under the laws of New York (USA), with registered offices at 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202 (USA) (“Forest”);
ANSCHUTZ SOUTH AFRICA CORPORATION, a company incorporated under the laws of the State of Colorado, USA, with registered offices at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202 (USA) (“Anschutz”), (Anschutz and Forest, hereinafter referred to individually as a “Seller” or collectively as the “Sellers”, as context may require);
FOREST EXPLORATION INTERNATIONAL (SA) (PTY) LTD (Reg. No. 1998/002918/07), a private company with limited liability established under the laws of the Republic of South Africa, with offices located at Suite 1B, The Waterclub, Beach Road, Granger Bay, 8005, Cape Town, Republic of South Africa (hereinafter referred to as “Forest SA”); and
ANSCHUTZ OVERSEAS (SA) (PTY) LTD (Reg. No. 1999/006537/07), a private company with limited liability established under the laws of the Republic of South Africa, with offices located at c/o Bowman Gilfillan, 60 St George’s Mall, 8001, Cape Town, Republic of South Africa (hereinafter referred to as “Anschutz SA”) (Forest SA and Anschutz SA are hereinafter referred to as the “Companies” or individually as a “Company”, as context may require) (Purchaser, the Sellers, and the Companies may be referred to herein collectively as the “Parties,” or individually as a “Party”, as context may require).

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WITNESSETH

WHEREAS, Forest SA is an entirely-owned subsidiary of Forest;
WHEREAS, Anschutz SA is an entirely-owned subsidiary of Anschutz;
WHEREAS, Forest owns 681 shares of the capital of Forest SA, par value 1 Rand, per share, that being the total issued and outstanding capital of Forest SA at the date hereof;
WHEREAS, Anschutz owns 1 share of the capital of Anschutz SA, par value 1 Rand, per share, that being the total issued and outstanding capital of Anschutz SA at the date hereof;
WHEREAS, Anschutz SA is indebted to Anschutz Overseas Corporation, the parent corporation of Anschutz, or its affiliates, in the amount of R232,284,261, as of February 29, 2012;
WHEREAS, Forest SA is indebted to Forest, or its affiliates, in the amount of US$28,852,510.16, as of February 29, 2012;
WHEREAS, the Purchaser wishes to purchase, and Sellers wish to sell, all of the shares of Forest SA and Anschutz SA, respectively;
WHEREAS, the Sellers intend to sell, at the terms and conditions set forth in this Agreement, all of the outstanding capital of each Company;
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements hereinafter contained, the parties hereto agree as follows:
SECTION 1
PURCHASE AND SALE OF SHARES

1.1    Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined below) (x) Forest shall sell and transfer to the Purchaser, and the Purchaser shall purchase from Forest, shares representing 100% of the capital of Forest SA (as listed on Schedule A, the “Forest Purchased Shares”) and (y) Anschutz shall sell and transfer to the Purchaser, and the Purchaser shall purchase from Anschutz, shares representing 100% of the capital of Anschutz SA (as listed on Schedule B, the “Anschutz Purchased Shares” and collectively with the Forest Purchased Shares, the “Purchased Shares”).
(a)    In consideration for the entry into this Agreement, the Purchaser shall pay to the Sellers collectively the sum of US$10,000,000.00 (ten million US Dollars) as an option payment (the “Option Payment”), at or prior to the time of execution of this Agreement (the “Execution Date”). Payment of the Option Payment shall be made proportionately to the Sellers so that US$7,000,000.00 (seven million US Dollars) shall be paid

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to Forest and US$3,000,000.00 (three million US Dollars) shall be paid to Anschutz. Payment of the Option Payment shall be made by wire transfer of immediately available funds to the respective accounts designated for such purpose by each Seller on Schedule G.
(b)    In the event that this Agreement becomes fully executed before the Option Payment has been rendered to each Seller, then the Purchaser may substitute the cash payment with the Standby Letter of Credit, a copy of which is attached hereto as Exhibit 1 (the “SBLC”), failing which Sellers shall be permitted to terminate this Agreement with immediate effect upon delivery of notice of same to the Purchaser. For the avoidance of doubt, Sellers are under no obligation whatsoever to refrain from marketing the interests sold and purchased hereunder until such time as this Agreement has gone into effect as described above.
1.2    At the Closing, the Purchased Shares shall be transferred with all rights attaching thereto, against payment by the Purchaser to the Sellers, of a collective amount (subject to adjustment under Section 2 below) of US$100,000,000.00 (one hundred million US Dollars) (the “Purchase Price”), the balance of such amount net of the Option Payment, to be paid proportionately to Sellers (70% to Forest and 30% to Anschutz), so that US$63,000,000.00 (sixty three million US Dollars) shall be paid to Forest and US$27,000,000.00 (twenty seven million US Dollars) shall be paid to Anschutz (in each case subject to Purchase Price adjustments under Sections 2.4 or 2.5). Transfer of the Purchased Shares will carry with it responsibility for the Purchaser to procure the repayment of all monies owed by a Company to a Seller or any affiliate of a Seller (such monies being an “Intercompany Debt”).
1.3
(a)    Payment of the Option Payment under Section 1.1(a) (or posting of the SBLC under 1.1(b)) shall create an option to purchase the shares to be sold hereunder that shall run for 45 calendar days from the Execution Date (the “Option Period”, with the option created thereby referred to herein as the “Option”).
(b)    Should Purchaser wish to proceed to Closing, Purchaser must make a formal election to proceed to Closing, in writing to Sellers, which notice must be received prior to expiration of the Option Period. Such notice must be accompanied by proof that Purchaser has obtained irrevocable funding commitments for the Purchase Price as evidenced by (i) a commitment letter in form and substance satisfactory to Sellers in their sole discretion, (ii) the establishment of an escrow account for the amount of the Purchase Price with a financial institution satisfactory to Sellers, or (iii) a letter of credit from a financial institution satisfactory to Sellers, in any such case subject only to the Conditions to Closing in this Agreement being met in accordance with their terms. In addition, if it has not been already, the Option Payment must be paid in cash and in full by wire transfer to the accounts designated on Schedule G for such purpose in order for the election to proceed to Closing to be valid.
(c)    If Purchaser has not affirmatively elected to proceed to Closing by the expiration of the Option Period, or if the Purchaser informs the Sellers prior to such expiration of its intention not to so proceed, then each Seller shall be entitled to retain that portion of the Option Payment that it received, together with all interest

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earned thereon, if any; or, if the Option Payment was substituted with the SBLC described in Section 1.1(b), then Sellers may draw upon the SBLC as contemplated thereby to the extent of the $10,000,000 commitment thereunder. Upon satisfaction of this Section 1.3(c), all obligations hereunder except for the confidentiality provisions imposed by Section 9.3 shall no longer be of any force and effect.
(d)    During the Option Period, Sellers may have discussions with any person or entity that has executed a confidentiality or non-disclosure agreement with Sellers on or before the date hereof; provided however, that Sellers may not enter into any further agreement with such parties related to the Purchased Shares unless and until the Option Period has expired or been terminated.
1.4    Sellers have prepared the Companies to achieve certain project milestones that enhance the value of the companies. Therefore, if Purchaser successfully reaches Closing, then it shall be responsible for two adjustments to the Purchase Price to Sellers as follows (each, a “Purchase Price Enhancement”):
(a)    Upon the earlier of the successful negotiation of a sales agreement for natural gas to be produced from the Offshore Petroleum Block 2A or the first sale of any such gas, Purchaser shall pay Sellers US$50,000,000 (fifty million US Dollars), in the same proportions as was paid the Purchase Price. Such agreement or sale may be inherent but as yet undocumented, such as a contract implied by the successful negotiation of a power purchase agreement for electricity that anticipates gas from Block 2A serving as the fuel source for the electricity sold thereunder. Likewise, such agreements may yet be conditioned upon closing conditions to be satisfied in the future. Such payment shall be made as soon as is practicable and in any event within 45 (forty-five) days of such gas sales arising, to the accounts identified in Schedule G.
(b)    (i)    Purchaser shall furthermore pay Sellers a payment equivalent to US$0.70 per mcfe (seventy US cents per thousand cubic feet equivalent) for all incremental 1C, 1P, P90 or proved resources or reserves attributable to Block 2A and resulting from the first 5 (five) development wells drilled on Offshore Petroleum Block 2A following Closing, which are attributed to the 76% working interest in Block 2A held collectively by the Companies as of the date hereof (in all such cases, “Incremental Reserves”).
(ii)    The determination of the amount of Incremental Reserves shall be made by DeGolyer & MacNaughton, and the increment shall be measured against the 1C volume certified in the Contingent Resources Report dated December 31, 2009 and attached hereto as Exhibit 2, namely 201,241 mcfe. For such purposes, condensate volumes in barrels shall be multiplied by six to arrive at the mcfe volume. The determination by DeGolyer & MacNaughton shall be performed using the same subjective reserve criteria that Forest provided to DeGolyer & MacNaughton for purposes of the analysis in the Contingent Resources Report attached as Exhibit 2. For the avoidance of doubt, a well shall be deemed to be a “development” well for purposes of this Section 1.4(b) if at least one of the targets of such well is a reservoir that has been ascribed resource volume in the Contingent Resources Report attached as Exhibit 2. The payment described in Section 1.4(b)(i) shall be required for all Incremental Reserves, however, not simply those occurring in previously identified reservoirs. Sellers recognize that Purchaser and its partners may assert

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in other contexts that certain wells deemed to be “development wells” for purposes of this Section 1.4(b) are in fact exploration wells.
(iii)    Payment for the Incremental Reserves shall be made to Sellers, in the same proportions as was paid the Purchase Price, as soon as is practicable and in no event later than 45 (forty-five) days of the completion of any such well or wells, to the accounts identified in Schedule G.
(c)    The obligation of Purchaser to pay any or all amount of a Purchase Price Enhancement due and payable under the foregoing Sections 1.4(a) or (b) shall be supported by a cession and pledge of the lesser of (i) the proportionate percentage of all Purchased Shares that correlates to the proportion of total payments paid by Purchaser to Sellers under this Agreement to the future remaining Purchase Price Enhancements and (ii) the greater of, (a) the maximum percentage of Purchased Shares that are permitted to be ceded and pledged by the South African Department of Mineral Resources as required pursuant to the Licenses and Section 11 of the Mineral and Petroleum Resources Development Act (2002) and (b) 49.9% of the Purchased Shares, provided that, in the event that the Parties agree not to approach the South African Department of Mineral Resources as contemplated in this (ii), the greater of (a) and (b) shall be deemed to be 49.9% of the Purchased Shares. This cession and pledge shall reduce proportionately as Purchase Price Enhancements are paid. For the sole purpose of such determination of what proportion of the future Purchase Price Enhancements have been paid as at any given time, the Purchase Price Enhancement relating to the drilling of the five wells shall be deemed to be US$140,000,000 (one hundred forty million US Dollars) if fewer than five wells have been drilled at the time of the calculation. Such cession and pledge shall be immediately enforceable by Sellers in any venue having jurisdiction thereover. The form and content of such cession and pledge must be agreed and implemented by the Parties prior to Closing per Section 7.
SECTION 2
CLOSING AND PAYMENT OF PURCHASE PRICE

2.1    Progress toward Closing shall be made with all deliberate speed by the Parties hereto.
2.2    The Closing (the “Closing”) shall take place at 9:00A.M., local time, on the date five (5) Business Days following the date upon which the final condition precedent contemplated in Section 6 and Section 7 shall all have occurred (the “Closing Date”), at the Denver, Colorado offices of Forest.
2.3    At least five (5) Business Days before the Closing, the portion of the aggregate Purchase Price designated for a particular Company shall be adjusted as follows:

(a)	Upward by the amount of actual expenditures of such Company paid after 1 January, 2011 but before Closing; and

(b)	Downward by the amount of any Intercompany Debt owed by such Company as of Closing,

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(the aggregate Purchase Price, as so adjusted for both Companies, being referred to hereinafter as the “Adjusted Purchase Price”).
2.4    At the Closing, each Seller shall transfer to the Purchaser, by all necessary and appropriate instruments of transfer, all rights, title and interest in and to the Purchased Shares, and the Purchaser shall pay the Adjusted Purchase Price to the Sellers by wire transfer of immediately available funds to the respective accounts designated for such purpose by each Seller. Contemporaneously with and effective immediately following Closing, Purchaser must cause each Company to re-pay its respective Intercompany Debt in full. In the case of Anschutz SA, the Intercompany Debt shall be paid in the USD equivalent, with the conversion from Rand being made at the average exchange rate prevailing in the five (5) Business Days prior to Closing. The reference exchange rate shall be the “selling rate” quoted by Standard Bank of South Africa Limited or such other national South African commercial banks as the Parties shall mutually agree. These payments and the designated accounts are detailed in Schedule G.
2.5    Within thirty (30) days after Closing, Sellers shall account to Purchaser all amounts to be considered in reaching the Adjusted Purchase Price under Section 2.3. If at such time there is any discrepancy between the amount paid at Closing and the finally determined Adjusted Purchase Price, then Purchaser shall pay to each Seller their respective share of any shortfall or each Seller shall refund to Purchaser its respective share of any overpayment, as the case may be, within five (5) Business Days of such final determination (any such payment, a “Post-Closing Adjustment”). Notwithstanding any other provision of this Agreement to the contrary, no Party will be required to make a payment for a Post-Closing Adjustment pursuant to this Section 2.6 unless and until the amount of Post-Closing Adjustments equal or exceed US$100,000.00 (one hundred thousand US Dollars) in the aggregate (the “Post-Closing Adjustment Threshold”) at which time each Post-Closing Adjustment shall be paid by and to the appropriate Party, including but not limited to those Post-Closing Adjustments which are less than the Post-Closing Adjustment Threshold.
The term “Business Day” when used in this Agreement, shall refer to any day other than Saturday or Sunday when banks are permitted by law to be open in Johannesburg, New York City and London.
SECTION 3
CONTINUATION OF BUSINESS

3.1    The Sellers agree that the Companies will carry on their respective businesses in the ordinary course consistent with past practices through the Closing Date and, in addition, that during the period from the signing of this Agreement until Closing, none of the following actions shall be taken without the prior written approval of the Purchaser (such approval not to be unreasonably withheld):

(a)	any material disposal or acquisitions of assets in excess of what is required in the ordinary course of business;

(b)	the payment or declaration of any dividends or other distributions in respect of the capital of either

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Company;

(c)
the granting of any mortgage, charge, encumbrance or lien over the assets of either Company in excess of what is requested in the ordinary course of business or is customarily required by local law or regulation;

(d)	the entering into, terminating or materially amending any material or long term contract affecting the business of either Company;

(e)	any authorization of additional or modification of existing capital of either Company;

(f)	any individual expenditure, whether or not in the ordinary course of business, that is reasonably anticipated to equal or exceed US$100,000.00 (one hundred thousand US Dollars); or

(g)	the payment by either Company of any salaries, consulting fees or any other payments to employees, directors or consultants materially in excess of those paid historically in the ordinary course.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1    Each Seller, severally and on behalf of itself and its respective Company (but not jointly), hereby makes the following representations and warranties to the Purchaser:

(a)	The Seller owns shares constituting 100% of the outstanding capital of its respective Company.

(b)
The Seller has full corporate right, capacity, power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except where such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Remedies Exception”).

(c)
There are no suits, actions, administrative, arbitration or other proceedings or governmental investigations ongoing, pending or, to the Seller’s knowledge, threatened against it or its respective Company which would interfere in any material way with the transactions contemplated herein, and the Seller is aware of no valid basis for any such action, suit, proceeding, arbitration or investigation. Its respective Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding, which would interfere in any material way with the transactions contemplated herein.

(d)
Neither the execution and delivery by the Seller of this Agreement, nor the performance by the Seller of its obligations hereunder, will, nor with the giving of notice or the lapse of time or both, would:

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(1)
conflict with or result in a breach of, or constitute a default under, any provision of any material contract, indenture, lease, sublease, loan agreement, restriction, lien, encumbrance or other material obligation or liability to which the Seller or its respective Company is a party or by which either may be bound;

(2)	violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or its respective Company; or

(3)	result in the creation or imposition of any material lien, claim, liability, restriction, charge or encumbrance upon its respective proportion of the Purchased Shares.

(e)
Neither the Seller nor its respective Company is subject to, or a party to, any law, claim, contract or instrument, encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Seller with the terms, conditions and provisions hereof or the continued operation by its respective Company of its business after either the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares.

(f)
The Purchased Shares to be sold by the Seller to the Purchaser hereunder (i) are, and will be at the time of the transfer thereof to the Purchaser, fully paid, free and clear of all liens, pledges, charges, liabilities, claims, encumbrances, or rights, title and interest of others (other than restrictions under applicable law and other than as contemplated by this Agreement) and (ii) will be transferred with good and valid title. There are and will be no rights of first refusal, options, warrants or similar rights which affect the Purchased Shares, (other than as contemplated by this Agreement or which will be waived before Closing) and no restrictions on transfer of such Purchased Shares will be breached by the consummation of the transactions contemplated herein.

(g)
Its respective Company is validly existing and in good standing under the laws of the Republic of South Africa and is not winding up, dissolving, nor subject to bankruptcy, extraordinary administration, or any other insolvency proceedings.

(h)
Its respective Company does not own, or have any interest in, any securities of any other company or entity nor does it have any agreements of any nature to acquire any such securities or to acquire or lease any business operations.

(i)
Its respective Company has all necessary corporate power, authority and capacity to own its property and assets which are listed on Schedule E and Schedule F, as appropriate (such property and assets owned by its respective Company hereinafter jointly referred to as the “Assets” of such Company) and to carry on its business in the manner it is presently being conducted.

(j)	Its respective Company is duly qualified, licensed, authorized or registered to carry on its business

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in accordance with applicable law.

(k)
The corporate books and records of its respective Company are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with its constituent documents. Without limiting the generality of the foregoing, (i) the minute books contain complete and accurate minutes of all meetings of its respective Company’s Board and shareholders, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by its respective Company’s directors and/or shareholders, and all such resolutions were duly passed; (iii) the register of shareholders of its respective Company is complete and accurate, and all transfers of shares of its respective Company have been duly completed and approved and any eligible tax payable in connection with the transfer of such shares has been duly paid; and (iv) the registers of directors and officers are complete and accurate and all former and current directors and officers of its respective Company were duly elected or appointed, as the case may be.

(l)
Its Company’s Assets and Material Documents include all rights and property necessary for its respective Company to conduct its business immediately following the Closing in the manner presently conducted.

(m)	Its respective Company is conducting its business in compliance with all applicable laws, except for acts of non-compliance which in the aggregate are not material.

(n)
Its respective Company has good, valid and marketable title to its Assets, in each case free and clear of any encumbrance other than ordinary course regulatory requirements, including the approval requirement hereinafter referred to in Sections 6 and 7. No person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from its respective Company of such Assets.

(o)
Except for those contracts and other instruments on Schedule C or Schedule D, as appropriate, (respectively, a Company’s “Material Document”) its respective Company is not a party to or bound by: (i) any agreement or commitment relating to capital expenditures; (ii) any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever or any agreement to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness; (iii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of the business); (iv) any management, consulting or any other similar agreement or commitment; (v) any agreement or commitment limiting the freedom of its respective Company to engage in any line of business or to compete with any other person; or (vi) any forward purchase, hedging or derivatives type of agreement.

(p)	All books and records of its respective Company have been fully, properly and accurately kept and

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completed in accordance with generally accepted accounting principles (GAAP) as applied in Republic of South Africa.

(q)
Its respective Company has filed or will caused to be filed, all national, provincial, local and foreign tax returns and tax reports which are required (subject to extensions) to be filed by or with respect to it on or prior to the Closing. Except as disclosed to the Purchaser, all national, provincial, local and foreign income, profits, franchise, withholding sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are required to be paid its respective Company on or prior to the Closing have been fully paid or fully disclosed and fully provided for in its respective Company’s books and records.

(r)
The Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Purchaser or Seller’s respective Company shall have any liability following the Closing.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
5.1    The Purchaser severally represents and warrants to each Seller as follows:

(a)
The Purchaser is a company duly organized, validly existing and in good standing under the laws of England and Wales, with all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted, and to consummate the transactions contemplated hereby and is not winding up, dissolving, nor subject to bankruptcy, extraordinary administration, or any other insolvency proceedings.

(b)
The execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part, and this Agreement is its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(c)
There are no actions, suits, administrative, arbitration or other proceedings or governmental investigations ongoing, pending or, to the knowledge of the Purchaser, threatened against it which would interfere in any material way with the transactions contemplated herein and the Purchaser does not know of any valid basis for any such action, suit, proceeding, arbitration or investigation. The Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding, which would interfere in any material way with the transactions contemplated herein.

(d)
Neither the execution and delivery by the Purchaser of this Agreement, nor the performance by it of its obligations hereunder, will, nor with the giving of notice or the lapse of time or both would (i) conflict with or result in a breach of or constitute a default under any provision of the charter or

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Bylaws of it, or any material contract, indenture, lease, sublease, loan agreement, restriction, lien, encumbrance or other material obligation or liability to which it is a party or by which it is bound or (ii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to it.

(e)
The Purchaser is acquiring the Purchased Shares for its own account and not with a view towards resale or distribution thereof within the meaning of Section 2(11) of the US Securities Act of 1933, as amended.

(f)
The Purchaser represents that it has had a full opportunity to ask questions of and receive answers from the Companies and Seller regarding the Companies and their respective business, assets, results of operation, and financial condition.

(g)
Purchaser is an experienced investor in financial transactions in the property and natural resources sectors. Purchaser has been advised by and has relied solely upon its own expertise in legal, tax, and other professional counsel concerning the transactions contemplated by this Agreement, the Purchased Shares and the Assets and the value thereof. Purchaser (i) is familiar with investments of the nature of the Purchased Shares and the Assets; (ii) understands that this investment involves substantial risks; (iii) has adequately investigated the Purchased Shares and the Assets; (iv) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Purchased Shares and the Assets; and (v) is able to bear the economic risks of such investment. To the extent Purchaser has deemed necessary, advisable, or appropriate, Purchaser has had the opportunity to visit the Sellers and the Companies and meet with their respective officers and representatives to discuss the Purchased Shares and the Assets, and has made its own independent examination, investigation, analysis, and evaluation of an investment in the Purchased Shares and the Assets. Purchaser has undertaken such due diligence as Purchaser deems adequate.

(h)
The Purchaser has in place, or will have in place prior to exercising the Option created under Section 1.1 above, such financing commitments as are necessary to pay the Adjusted Purchase Price at or prior to Closing.

(i)
The Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Seller shall have any liability following the Closing.

(j)
The Purchaser is qualified to own indirectly the Purchased Shares, and to obtain the approval of the South African Department of Mineral Resources, including under Section 11 of the Mineral and Petroleum Resources Development Act (2002) and under the production and exploration licenses set forth on Schedules E and F (the “Licenses”), to acquire the Purchased Shares, control the Licenses,

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and consummate the transactions contemplated by this Agreement.

SECTION 6
CONDITIONS PRECEDENT TO CLOSING BY THE PURCHASER

6.1    The obligations of the Purchaser hereunder, including but not limited to the obligation of the Purchaser to purchase the Purchased Shares, shall be subject to each of the following conditions precedent (save to the extent that any of the same are waived or deferred by the Purchaser in its sole discretion):

(a)
All of the representations and warranties made by each Seller in this Agreement or in any certificate or document submitted or to be submitted to the Purchaser hereunder shall be true and accurate in all material respects on and as of the Closing Date.

(b)
Effective as of the Closing Date, the executive officers and the members of the Board of the Directors of each Company shall each have resigned from their offices and shall have waived any right and claim to compensation or damages from their respective Company.

(c)
As of the Closing Date, there will be no legal proceedings pending or threatened in front of any judicial, administrative or fiscal authority against either Company, instituted by the latter against third parties or affecting in any way, directly or indirectly, either Company, in any such case which are reasonably likely to have a material adverse effect on either Company’s financial condition or results of operations.

(d)	The Purchaser and the Companies shall have received all necessary exchange control approvals, if any, from the South African Reserve Bank.

(e)	The Purchaser shall have received all necessary approvals under the Competition Act (South Africa), if any, from the South African Competition Commission.

(f)
The acquisition of the Purchased Shares by the Purchaser shall have received the necessary approval of the South African Department of Mineral Resources as required pursuant to the Licenses and Section 11 of the Mineral and Petroleum Resources Development Act (2002).

(g)
No applicable law or judgment enacted, entered, promulgated, enforced or issued by any governmental authority having jurisdiction over the Purchased Shares or the Parties or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(h)	The Purchaser shall have duly exercised the Option created under Section 1.1 prior to its termination.

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SECTION 7
CONDITIONS PRECEDENT TO CLOSING BY THE SELLERS

7.1     The obligations of the Sellers hereunder, including but not limited to the obligation of each Seller to sell their respective proportion of the Purchased Shares, shall be subject to the conditions precedent (save to the extent that the same is waived or deferred by the relevant Seller at its sole discretion):

(a)
All of the representations and warranties made by the Purchaser in this Agreement or in any certificate or document furnished or to be furnished by the Purchaser to each Seller hereunder shall be true and correct in all material respects on and as of the Closing Date.

(b)	The Purchaser and the Companies shall have received all necessary exchange control approvals, if any, from the South African Reserve Bank.

(c)	The Parties shall have received all necessary approvals under the Competition Act (South Africa), if any, from the South African Competition Commission.

(d)
The acquisition of the Purchased Shares by Purchaser shall have received the necessary approval of the South African Department of Mineral Resources as required pursuant to the Licenses and Section 11 of the Mineral and Petroleum Resources Development Act (2002), including the release of all guarantees of the Companies by Forest, Anschutz or their respective affiliates, as the case may be.

(e)
No applicable law or judgment enacted, entered, promulgated, enforced or issued by any governmental authority having jurisdiction over the Purchased Shares or the Parties or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(f)
The cession and pledge of Purchased Shares provided for in Section 1.4(c) shall have been agreed between the Parties, perfected under applicable law and constitute a first and prior lien, subject only to the liens granted in the Material Contracts.

SECTION 8
FURTHER ASSURANCES

8.1    From time to time after the Closing, at the Purchaser’s request and sole expense, if any, each Seller shall execute and deliver such other and further instruments of conveyance, assignment, transfer and consent, and take such other action as the Purchaser may reasonably request for the more effective conveyance and transfer of ownership of the Purchased Shares to the Purchaser. In particular, Purchaser and each Seller undertake to use their commercially

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reasonable best efforts to cause the Closing to occur and to assist one another in good faith in satisfying each of its respective closing conditions as timeously as may be practicable, including taking all reasonable actions necessary to comply promptly with all applicable laws that may be imposed on it or any of its affiliates with respect to the Closing and to obtain, and cooperate in obtaining, all consents, approvals and authorizations from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, including those set forth in Sections 6.1(d)-(f) and 7.1(b)-(d).
SECTION 9
OTHER OBLIGATIONS ACCRUING TO
SELLERS AND THE PURCHASER

9.1    The Parties each acknowledge and accept that each Company carries certain liabilities and obligations pursuant to the Settlement Agreement listed on Schedules C and D, including a basin study of certain features of the greater Orange Basin, and that such liabilities and obligations are, and will continue to be, the liabilities and obligations of the respective Company.
9.2    The Parties each acknowledge and accept that the Companies are committed to a one-well drilling program in Block 2C that is set forth in the Block 2C Exploration Right listed on Schedule E and Schedule F, and that such commitments are, and will continue to be, the commitments of the Companies.
9.3    The provisions of this Agreement and any information exchanged between the Sellers and the Purchaser hereunder, shall be governed by that certain Confidentiality Agreement between Forest and the Purchaser dated 2 September, 2010. Purchaser and Sellers hereby agree that Anschutz is represented in such Confidentiality Agreement by Forest and shall have all rights and obligations thereunder as it would were it a signatory thereto.
9.4    Purchaser shall cease all use of the names and other trademarks of the respective Companies as soon as possible following Closing, and in no event no later than 45 (forty-five) days following Closing. This shall include the replacement of all signage, stationery and other identifying media used in connection with the respective Companies.

SECTION 10
OTHER COVENANTS

10.1    Any stamp, registration, transfer or sales taxes and notary fees which become payable in connection with the transfer of ownership of the Purchased Shares hereunder (excluding any capital gains taxes, income taxes and similar taxes payable solely by a Seller) shall be the sole responsibility of the Purchaser.
10.2    Except as required by applicable law or stock exchange regulation, none of either Company, either Seller or

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Purchaser shall make any announcement relating to this Agreement or the transactions contemplated hereby without the prior written consent of the others, which consent shall not be unreasonably withheld. In the event that a Party is required by law or applicable stock exchange regulation to disclose this Agreement or the transactions arising hereunder, then the other Parties shall be given ample opportunity to comment on the proposed disclosure so as to minimize any undesired disclosure and maximize the grant of confidentiality over any disclosures.
10.3    Purchaser and Sellers shall make all commercially reasonable best efforts to secure the approvals required under Section 6.1(d)-(f) and 7.1(b)-(d) above.

SECTION 11
INDEMNIFICATION

11.1    Any claims related to or arising under the representations and warranties by either Seller set forth in this Agreement or the obligations of either Seller with respect thereto must be made, if ever, at or before Closing.
11.2    For a period of one (1) year following Closing, each Seller hereby agrees to indemnify and hold harmless the Purchaser and/or its respective Company from and against any liabilities (including, without limitation, reasonable legal fees) imposed on or incurred by the Purchaser and/or its respective Company, based upon, arising out of or resulting from the failure of such Seller to promptly transfer to the Purchaser or the Purchaser’s designee good and valid title to the Purchased Shares, free and clear of all mortgages, liens, liabilities, pledges, charges, claims, encumbrances or rights, title and interest in others (other than restrictions imposed by applicable law).
11.3    The Purchaser shall notify the relevant Seller, in writing, of any claim it may have for indemnification under Section 11.2, specifying in reasonable detail, if available, the individual items of liability, damage, cost or expense, and the nature of the non-fulfillment of agreement hereunder to which such item is related, within fifteen (15) Business Days of its having become aware of said claim. Such notice shall be a condition precedent to any claim of liability of the Purchaser under this indemnity clause. Moreover, the obligations of such Seller to indemnify the Purchaser hereunder shall be limited to claims regarding which the Purchaser has notified such Seller within the time period specified in Section 11.2. The Purchaser shall also promptly provide such Seller with written notice of any event which could give rise to any liabilities of the Seller hereunder, and shall provide all reasonable particulars thereof.
11.4    The Purchaser, upon the request of the relevant Seller, shall provide to such Seller all information which is reasonably required to allow the determination of the amount of indemnity due from the Seller to be made by the Seller.
11.5    The relevant Seller, provided it has previously acknowledged in writing its obligation to indemnify the related loss or liability, shall have the right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Purchaser or its respective Company constituting the subject matter of a notice to such Seller, and if the latter exercises such right, the Purchaser shall, if requested by the Seller, take action to cause its respective Company

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to appoint, in conjunction with its own counsel, if any, the counsel designated by the Seller in the defense of any such claim, action, suit or proceeding. The counsel designated by such Seller will act, at the expense of it, on behalf of the Purchaser and/or its respective Company. In the event that such Seller has exercised its rights under this Section 11, the Purchaser shall not make or accept any settlement of any applicable claim, action, suit or proceeding, nor shall the Purchaser permit the relevant Company to do so without the prior written consent of such Seller; it being understood that such Seller shall remain liable for all consequences resulting from their refusal to consent to the proposed settlement.
11.6    In the event that the relevant Seller does not exercise its right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Purchaser or its respective Company constituting the subject matter of a notice to the Seller, the Purchaser or the relevant Company, as the case may be, shall have the right to control such defense, which shall be undertaken diligently and in good faith. The reasonable attorney’s fees necessary for such defense shall be subject to indemnification by such Seller to the extent provided in Section 11.2. The Purchaser shall not make or accept any settlement of any applicable claim, action, suit or proceeding with respect to which the Purchaser wishes to claim indemnification from such Seller under Section 11.2 without the prior written consent of such Seller, which consent shall not be unreasonably withheld.
11.7    In no event shall the aggregate liability of either Seller under Section 11.2 exceed twenty-five percent (25%) of the aggregate of all amounts paid to such Seller for its proportion of the Purchased Shares.
11.8    The Purchaser hereby agrees to indemnify and hold harmless each Seller from and against any liabilities (including, without limitation, reasonable legal fees) imposed on or incurred by the Seller, based upon, arising out of or resulting from any of the following:
(a)    any liability or deficiency resulting from the Purchaser’s (i) breach of warranty, (ii) breach of representation, (iii) misrepresentation, (iv) nonfulfillment of any of the Purchaser’s obligations under this Agreement or (v) misrepresentation in any certificate or instrument furnished by the Purchaser to the Seller pursuant to this Agreement;
(b)    any liability arising from any operation, activity, or function carried out by either Company and/or the Purchaser in the ordinary course of its business whenever and wherever it may have occurred;
(c)    any environmental liability, whenever and however it may have arisen; and
(d)    any and all actions, suits, proceedings, assessments, judgments, reasonable costs and legal and other expenses and fees incident to the foregoing.

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11.9    The relevant Seller shall notify the Purchaser, in writing, of any claim it may have for indemnification, specifying, if available, in reasonable detail, the individual items of liability, damage, cost or expense, and the nature of non-fulfillment of agreement hereunder to which such item is related, within 15 Business Days of its having become aware of said claim.
11.10    The relevant Seller, upon the request of the Purchaser, shall provide to the Purchaser all information which is reasonably required to allow the determination of the amount of indemnity due from the Purchaser to be made either by the Purchaser.
11.11    The Purchaser, provided that it has previously acknowledged in writing its obligation to indemnify the related loss or liability, shall have the right to control the defense of any claim, action, suit or proceeding asserted or initiated against a Seller constituting the subject matter of a notice to the Purchaser, and if the Purchaser exercises such right, such Seller shall, if so requested by the Purchaser, take action to appoint, in conjunction with its own counsel, if any, the counsel designated by the Purchaser in the defense of any such claim, action, suit or proceeding. The counsel designated by the Purchaser will act, at the expense of the Purchaser, on behalf of such Seller. In the event that the Purchaser has exercised its rights under this Section 11.11, the relevant Seller shall not make or accept any settlement of any applicable claim, action, suit or proceeding without the prior written consent of the Purchaser (it being understood that the Purchaser shall remain liable for all consequences resulting from its refusal to consent to the proposed settlement).
11.12    In the event that the Purchaser does not exercise its right to control the defense of any claim, action, suit or proceeding asserted or initiated against a Seller, constituting the subject matter of a notice to the Purchaser, such Seller shall have the right to control such defense, which shall be undertaken diligently and in good faith. The reasonable attorney’s fees necessary for such defense shall be subject to indemnification by the Purchaser to the extent provided in Section 11.8. The relevant Seller shall not make or accept any settlement of any applicable claim, action, suit or proceeding with respect to which the Seller wishes to claim indemnification from the Purchaser under Section 11.8 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.
11.13    Purchaser’s exclusive remedy for damages arising out of this Agreement, including any breach of any representation, warranty, agreement or covenant of another party contained in this Agreement, shall be indemnification pursuant to this Section 11.
SECTION 12
TERMINATION OF AGREEMENT

12.1    (a)    In the event that the conditions precedent contemplated in Section 6.1 of this Agreement shall not have occurred by September 30, 2012, then Purchaser may terminate this Agreement in its sole discretion.
(b)    In the event that the conditions precedent contemplated in Section 7.1 of this Agreement shall not have occurred by September 30, 2012, then any Seller may terminate this Agreement in its sole discretion.
12.2    If this Agreement is terminated for any reason other than due to a breach of this Agreement by a Seller, then each Seller shall be entitled to retain that portion of the Option Payment that it received, together with all interest earned

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thereon, if any, at which time all obligations hereunder except for the confidentiality provisions imposed by Section 9.3 shall no longer be of any force and effect. The forfeiture of the Option Payment by Purchaser shall be compensation for the Sellers’ and their respective Companies’ respective lost time and opportunity during the tenure of this Agreement, and not a penalty or liquidated damages. If, however, such forfeiture of the Option Payment by Purchaser is held to be in the nature of damages, it is expressly stipulated by the Parties that the actual amount of the damages resulting from any such termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that such amount is a reasonable estimate by the Parties of the damages that would result from such termination.
12.3    If this Agreement is terminated due to a breach of this Agreement by either Seller, then each Seller shall return that portion of the Option Payment that it received, together with all interest actually earned thereon by such Seller, if any, at which time all obligations hereunder except for the confidentiality provisions imposed by Section 9.3 shall no longer be of any force and effect.
SECTION 13
EXPENSES OF THE PARTIES

13.1    Except as otherwise expressly provided in this Agreement, whether or not the purchase contemplated by this Agreement is consummated, each Party will pay its respective expenses incurred in connection with the origin, negotiation, execution and performance of this Agreement.
SECTION 14
NOTICES

14.1    All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, effective upon receipt (or on the first Business Day following receipt if not received on a Business Day) and to be given by internationally-recognized overnight courier, anticipated by facsimile as follows:

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To the Purchaser:	Attn: The Chief Executive Officer of the Purchaser: Aldworth Mbalati
Same address provided in the preamble

Phone: +27 (0)11 881-5695
Facsimile: +27 (0)11 881-5611

To Forest:	Attn: Scott Laverde
Vice President, Acquisitions & Divestitures
Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
Phone: +1(303) 812-1637
Facsimile: +1(303) 812-1632

To Forest SA:	Attn: John Langhus
Commercial Director

Forest Exploration International (SA) (Pty) Ltd
Suite 1B, Nautica
The Water Club, Beach Rd
Granger Bay, Cape Town
8005
South Africa

Phone: +27 (0)21 401-4140
Facsimile: +27 (0)21 401-4198

To Anschutz:	Attn: Bill Miller
Vice President

Anschutz South Africa Corporation
555 Seventeenth Street, Suite 2400
Denver, Colorado 80202
United States of America

Phone: +1(303) 299-1330
Facsimile: +1(303) 299-1518

With a copy to:	Attn: Lynn Hendrix
Holme Roberts & Owen LLP
1700 Lincoln St.
Suite 4100
Denver, Colorado 80203
United States of America
Phone: +1(303) 866-0460
Facsimile: +1(303) 866-0400

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To Anschutz SA:	Attn: Noel Tunbridge
Anschutz Overseas (SA) (Pty) Limited
c/o Bowman Gilfillan Attorneys
SA Reserve Bank Building 60
St George's Mall
Cape Town, South Africa
8001
Phone: +27 (0)21 480-7932
Facsimile: +27 (0)21 424-1688

14.2    Purchaser shall communicate any matters arising hereunder through Forest, with a copy to Anschutz, which shall coordinate communication amongst the Sellers and the Companies vis a vis Purchaser in this transaction.

SECTION 15
GOVERNING LAW

15.1    This Agreement shall be executed in English; translations hereof into other languages, if any, shall serve exclusively for guiding purposes.
15.2    This Agreement is construed in accordance with and shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.
SECTION 16
ARBITRATION CLAUSE

16.1    Any dispute which is related to or in any way connected to this Agreement shall be finally settled by binding arbitration in front of a single arbitrator, conducted under the commercial arbitration rules of the International Chamber of Commerce (the “ICC”) as further specified below. The venue of the arbitration shall be Houston, Texas.
16.2    If a dispute arises that is related to or connected in any way to this Agreement, the party that wishes to refer a dispute to arbitration (the “Referring Party”) shall so notify the other party, as well as providing a list of names of at least 10 arbitrators who would be suitable to the Referring Party. Within the twenty (20) Business Days of such notification, the other party shall, in turn, notify to the Referring Party the name of a person from the initial list who the other party agrees to appoint as arbitrator. If such other party does not appoint an arbitrator from such list, it must within such twenty (20) Business Days, provide a counter list of at least 10 additional names of potential arbitrators. If no agreement can be reached in this manner, an arbitrator shall be appointed by the most senior arbitrator assignable by the Houston branch of the ICC.

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16.3    The arbitrator shall pronounce his award within ninety (90) days following his appointment, unless the parties have agreed in writing to extend such term. The arbitrator shall be permitted to allocate the costs of the proceedings between the parties as he sees just and appropriate.
16.4    The decision of the arbitrator and any award shall be final and binding upon the parties and may be entered in any court having jurisdiction.

SECTION 17
ASSIGNS

17.1    This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties, which consent shall not be unreasonably withheld, except that the Purchaser may make an assignment of its rights hereunder to its financing source for collateral security purposes. Purchaser shall not be relieved of its obligations under this Agreement or any of the other agreements contemplated hereby to which it is party to, by virtue of any such assignment, whether consented to or not (in particular its obligations to make the Purchase Price Enhancements set forth in Section 1.3). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 18
MISCELLANEOUS

18.1    If any term or provision of this Agreement or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall otherwise be valid and enforced to the fullest extent permitted by law.
18.2    Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement. Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent

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a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.
18.3    The Sellers’ respective rights and obligations hereunder are and shall remain several and not joint.
18.4    All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrase “this Section” and similar phrases refer only to the Sections or subdivision hereof in which the phrase occurs. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” “Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, trust or other entity. In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.
18.5    This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.
18.6    Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Sellers and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective.
18.7    Pending and in anticipation of Closing, Purchaser may discuss opportunities for the three local staff of Forest SA to remain employees of Forest SA following Closing. It may not, however, recruit any other employees of either Seller, unless such persons approach the Purchaser in response to any general solicitation made to persons in the oil & gas industry generally.

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SECTION 19
ATTACHMENTS

19.1    The documents listed below are attached herewith and made a part hereof.
Attachment
Schedule A    Shares to be Purchased from Forest
Schedule B    Shares to be Purchased from Anschutz
Schedule C    Material Contracts of Forest SA
Schedule D    Material Contracts of Anschutz SA
Schedule E    Assets of Forest SA
Schedule F    Assets of Anschutz SA
Schedule G    Funds Flow

Exhibit 1    Standby Letter of Credit
Exhibit 2    DeGolyer & MacNaughton Resources Report

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be duly executed on the dates set forth below.

PURCHASER:

AFRICAN INTERNATIONAL ENERGY PLC

By:	/s/ Aldworth Mbalati

Aldworth Mbalati

Chief Executive Officer

Date:

THE SELLERS:

FOREST OIL CORPORATION

By:	/s/ JC Ridens

JC Ridens

Executive Vice President and Chief Operating Officer

Date:

ANSCHUTZ SOUTH AFRICA CORPORATION

By:	/s/ William J. Miller

William J. Miller

Executive Vice President and Chief Operating Officer

President

Date:

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THE COMPANIES:

FOREST EXPLORATION INTERNATIONAL (SA) (PTY) LIMITED

By:	/s/ John L. Langhus

John L. Langhus

Commercial Director

Date:

ANSCHUTZ OVERSEAS (SA) (PTY) LIMITED

By:	/s/ William J. Miller

William J. Miller

Director

President

Date:

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Schedule A
Shares to be Purchased from Forest

681 shares of the capital of Forest Exploration International (South Africa) (Proprietary) Limited, par value 1 Rand, per share.

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Schedule B
Shares to be Purchased from Anschutz

1 share of the capital of Anschutz Overseas (South Africa) (Proprietary) Limited, par value 1 Rand per share.

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Schedule C
Material Contracts of Forest SA

1.	Block 2A Production Right (together with associated rights and obligations attendant thereto).

2.	Block 2C Exploration Right (together with associated rights and obligations attendant thereto).

3.
Settlement Agreement dated November 3, 2008 in respect of past drilling obligations in Block 2C among Forest SA, Anschutz SA, PetroSA, and the South African Agency for Promotion of Petroleum Exploration and Exploitation (Pty) Ltd.

4.	Participation Agreement dated February 15, 2005 among Forest SA, Anschutz SA and PetroSA in respect of Block 2C.

5.	Joint Operating Agreement dated March 13, 2003, among Forest SA, Anschutz SA and PetroSA in respect of Block 2A.

6.	Joint Operating Agreement dated February 15, 2005, among Forest SA, Anschutz SA and PetroSA in respect of Block 2C.

7.	Office Lease in respect of the premises located at Suite 1B, Nautica House, The Water Club, Beach Road, Granger Bay, 8005 Cape Town, South Africa.

8.
Advisory Mandate Agreement dated 28 January 2011 between Forest SA and The Standard Bank of South Africa Limited in regard to financial advisory services pertaining to the development of the Ibhubesi Gas to Power Project.

9.	Contract of Employment dated March 28, 2011 between Forest SA and Mr. John L Langhus.

10.
That certain Agreement (South Africa/Tunisia Concessions), made and entered into February 10, 2000 (effective October 1, 1999) by and between Forest SA and Anschutz SA, and others, insofar as such agreement relates to Blocks 2A and 2C; and the assignments of overriding royalties to certain employees and affiliates of Anschutz referred to therein, including the various instruments entitled "Agreement of Overriding Royalty Interest." executed September 29, 1999 (effective June 18, 1998), from Forest Exploration International (South Africa), a Colorado company [sic], to each of Miles A Williams, Edward C. Weller, William J. Miller, Duglas D. Lindsey, Richard M. Jones, Scott L. Hajicek and Kevin P. Corbett, which overriding royalties were transferred to, and now owned by, other parties. The Parties acknowledge that such assignment incorrectly referred to Forest SA as Forest Exploration International (South Africa), a Colorado company, and that Sellers can correct such assignments.

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Schedule D
Material Contracts of Anschutz SA

1.	Block 2A Production Right (together with associated rights and obligations attendant thereto).

2.	Block 2C Exploration Right (together with associated rights and obligations attendant thereto).

3.
Settlement Agreement dated November 3, 2008 in respect of past drilling obligations in Block 2C among Forest SA, Anschutz SA, PetroSA, and the South African Agency for Promotion of Petroleum Exploration and Exploitation (Pty) Ltd.

4.	Participation Agreement dated February 15, 2005 among Forest SA, Anschutz SA and PetroSA in respect of Block 2C.

5.	Joint Operating Agreement dated March 13, 2003, among Forest SA, Anschutz SA and PetroSA in respect of Block 2A.

6.	Joint Operating Agreement dated February 15, 2005, among Forest SA, Anschutz SA and PetroSA in respect of Block 2C.

7.
That certain Agreement (South Africa/Tunisia Concessions), made and entered into February 10, 2000 (effective October 1, 1999) by and between Forest SA and Anschutz SA, and others, insofar as such agreement relates to Blocks 2A and 2C; and the assignments of overriding royalties to certain employees and affiliates of Anschutz referred to therein, including the various instruments entitled "Agreement of Overriding Royalty Interest." executed September 29, 1999 (effective June 18, 1998), from Forest Exploration International (South Africa), a Colorado company [sic], to each of Miles A Williams, Edward C. Weller, William J. Miller, Duglas D. Lindsey, Richard M. Jones, Scott L. Hajicek and Kevin P. Corbett, which overriding royalties were transferred to, and now owned by, other parties. The Parties acknowledge that such assignment incorrectly referred to Forest SA as Forest Exploration International (South Africa), a Colorado company, and that Sellers can correct such assignments.

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Schedule E
Material Assets of Forest SA

1.	Undivided 53.2% interest in Block 2A Production Right and all rights and privileges appertaining thereto.

2.	Undivided 53.2% interest in Block 2C Exploration Right and all rights and privileges appertaining thereto.

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Schedule F
Material Assets of Anschutz SA

1.	Undivided 22.8% interest in Block 2A Production License and all rights and privileges appertaining thereto.

2.	Undivided 22.8% interest in Block 2C Exploration License and all rights and privileges appertaining thereto.

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Schedule GFunds Flow
1.Upon signature of this Agreement:

a.	Purchaser pays Forest US$ 7,000,000.00 Acct Name: Forest Oil Corporation Bank: JPMorgan Chase Account No.: XXXXXXXXX SWIFT Code: XXXXXXXXX Reference: XXXXXXXXX

b.	Purchaser pays Anschutz US$ 3,000,000.00 Acct Name: The Anschutz Corporation – Non CLTRL Bank: JPMorgan Chase Account No.: XXXXXXXXX SWIFT Code: XXXXXXXXX Reference: XXXXXXXXX
2.At Closing:

a.	Purchaser pays Forest US$ 34,147,489.84* Acct Name: Forest Oil Corporation Bank: JPMorgan Chase Account No.: XXXXXXXXX SWIFT Code: XXXXXXXXX Reference: XXXXXXXXX

b.
Purchaser pays Anschutz US$ 27,000,000, less the US$ equivalent of R232,284,261**
Acct Name:    The Anschutz Corporation – Non CLTRL
Bank:    JPMorgan Chase
Account No.:    XXXXXXXXX
SWIFT Code:    XXXXXXXXX
Reference:    XXXXXXXXX

c.	Purchaser pays Forest SA US$ 28,852,510.16* Acct Name: Forest Exploration International (SA) (Pty) Ltd Bank: Standard Bank Account No.: XXXXXXXXX Branch Code: XXXXXXXXX SWIFT Code: XXXXXXXXX

d.	Purchaser pays Anschutz SA US$ equivalent of R232,284,261** TO BE PROVIDED AT CLOSING
3.Within 24 hours of Closing:

a.	Purchaser causes Forest SA to pay Forest US$ 28,852,510.16* Acct Name: Forest Oil Corporation Bank: JPMorgan Chase Account No.: XXXXXXXXX SWIFT Code: XXXXXXXXX Reference: XXXXXXXXX

b.	Purchaser causes Anschutz SA to pay Anschutz US$ equivalent of R232,284,261** Acct Name: The Anschutz Corporation – Non CLTRL Bank: JPMorgan Chase

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Account No.:    XXXXXXXXX
SWIFT Code:    XXXXXXXXX
Reference:    XXXXXXXXX
4.Purchase Price Enhancements shall be made when due to:

a.	Forest at
Acct Name:    Forest Oil Corporation
Bank:    JPMorgan Chase
Account No.:    XXXXXXXXX
SWIFT Code:    XXXXXXXXX
Reference:    XXXXXXXXX

b.	Anschutz at
Acct Name:    The Anschutz Corporation – Non CLTRL
Bank:    JPMorgan Chase
Account No.:    XXXXXXXXX
SWIFT Code:    XXXXXXXXX
Reference:    XXXXXXXXX

*    Forest and Forest SA amounts subject to adjustment prior to Closing for Purchase Price adjustments allowed hereunder and for true-up of Intercompany Debt.
**    Anschutz and Anschutz SA amounts subject to adjustment prior to Closing for Purchase Price adjustments allowed hereunder and for true-up of Intercompany Debt.

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EXHIBIT 1

Standby Letter of Credit

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EXHIBIT 2

DeGolyer & MacNaughton Resources Report